Exhibit 4.9

MIDLAND STATES BANCORP, INC.

2019 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

The Participant specified below is hereby granted a restricted stock unit award (the “Award”) by MIDLAND STATES BANCORP, INC., an Illinois corporation (the “Company”), under the MIDLAND STATES BANCORP, INC. 2019 LONG-TERM INCENTIVE PLAN (the “Plan”). The Award shall be subject to the terms of the Plan and the terms set forth in this Restricted Stock Unit Award Agreement (“Award Agreement”).

Section 1.                                          Award. In accordance with the Plan, and in recognition of the Participant’s role in the business of the Company, as an employee of the Company or one of the Company’s affiliates (collectively, including Midland States Bank and its subsidiaries and affiliated entities, the “Employer”), the Company hereby grants to the Participant the Award of restricted stock units (each such unit, an “RSU”), where each RSU represents the right of the Participant to receive one Share in the future once the Restricted Period ends, subject to the terms of this Award Agreement and the Plan. This Award is in all respects limited and conditioned as provided herein, including the restrictive covenants set forth in Section 3(e) below.

Section 2.                                          Terms of Restricted Stock Unit Award. The following words and phrases relating to the Award shall have the following meanings:

(a)                                 The “Participant” is [                              ].

(b)                                 The “Grant Date” is [                              ].

(c)                                  The number of “RSUs” is [                      ].

Except for words and phrases otherwise defined in this Award Agreement, any capitalized word or phrase in this Award Agreement shall have the meaning ascribed to it in the Plan.

Section 3.                                          Restricted Period.

(a)                                 The “Restricted Period” for each installment of RSUs set forth in the table immediately below (each, an “Installment”) shall begin on the Grant Date and end as described in the schedule set forth in the table immediately below; provided that the Participant’s Termination of Service has not occurred prior thereto:

INSTALLMENT	RESTRICTED PERIOD WILL END ON:
RSUs	[Date/Event/Other Condition]
RSUs	[Date/Event/Other Condition]
RSUs	[Date/Event/Other Condition]
RSUs	[Date/Event/Other Condition]

(b)                                 Notwithstanding the foregoing provisions of this Section 3, the Restricted Period for all the RSUs shall cease immediately and such RSUs shall become fully vested immediately upon the

Participant’s Termination of Service due to the Participant’s [Retirement,] Disability or death. [For purposes of this Award Agreement, “Retirement” shall mean a Termination of Service, other than for Cause, upon or after the Participant’s attainment of age sixty-five (65).]

(c)                                  Upon a Change in Control, the Award shall be treated in accordance with Section 4.1 of the Plan.

(d)                                 Except as set forth in Section 3(b) or Section 3(c) above, if the Participant’s Termination of Service occurs prior to the expiration of one or more Restricted Periods, the Participant shall forfeit all right, title and interest in and to any Installment(s) still subject to a Restricted Period as of such Termination of Service.

(e)                                  In consideration of receiving the Award, the Participant agrees to the following restrictive covenants during Participant’s employment and for a period of one year after any Termination of Service:

(i)                                     The Participant will not, directly or indirectly, either for himself/herself, or any entity which competes with the Employer: (1) induce or attempt to induce any employee of the Employer with whom Participant had significant contact to leave the employ of the Employer; (2) in any way interfere with the relationship between the Employer and any employee of the Employer with whom the Participant had significant contact; or (3) induce or attempt to induce any customer, supplier, licensee, or business relation of the Employer with whom the Participant had significant contact to cease doing business with the Employer or in any way interfere with the relationship between the Employer and its respective customers, suppliers, licensees or business relations with whom the Participant had significant contact.

(ii)                                  The Participant will not, directly or indirectly, either for himself/herself, or any entity which competes with the Employer, solicit the business of, or provide any products, activities or services which compete in whole or in part with the products, activities or services of the Employer to any person or entity known to the Participant to be a customer of the Employer, where the Participant, or any person reporting to the Participant, had significant contact with such person or entity during his/her employment with the Employer.

(iii)                               The Participant agrees not to directly or indirectly use, disclose, copy or make lists of any confidential information, including customer names and any personal financial information, for the benefit of anyone other than the Employer except to the extent that such information is or thereafter becomes lawfully available from public sources, such disclosure is authorized in writing by the Employer, or required by law or any competent administrative agency or judicial authority.  All records, files, documents and other materials or copies thereof relating to the business of the Employer remain the sole property of the Employer and the Participant shall return and not otherwise use such materials following termination of Employment.

(iv)                              By accepting this Award, the Participant acknowledges that the restrictions contained in this Section 3(e) are reasonable and necessary for the protection of the legitimate business interests of the Employer, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Employer and such interests, and that such restrictions were a material inducement to the Employer entering into this Award Agreement.  In the event the Participant breaches or threatens to breach any of the foregoing covenants, the Employer shall be entitled to seek any appropriate legal or equitable relief, including injunctive relief.

(v)                                 If a court of competent jurisdiction determines that any provision of this Section 3(e) is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Award Agreement and all other provisions shall remain in full force and effect.  The various covenants and provisions of this Award Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Award Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

Section 4.                                          Settlement of RSUs. Delivery of Shares or other amounts under this Award Agreement and the Plan shall be subject to the following:

(a)                                 Delivery of Shares. The Company shall deliver to the Participant one Share free and clear of any restrictions in settlement of each of the vested and unrestricted RSUs within 30 days following the end of the respective Restricted Period or the date on which the Award otherwise vests under the Plan. For the avoidance of doubt, the RSUs granted pursuant to this Award shall only be settled in Shares and the Participant shall not have a right to have any portion of the RSUs settled in cash (except to the extent required by Section 7.11 of the Plan with respect to fractional Shares).

(b)                                 Compliance with Applicable Laws. Notwithstanding any other term of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.

(c)                                  Certificates Not Required. To the extent that this Award Agreement and the Plan provide for the issuance of Shares, such issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

(d)                                 Nonqualified Deferred Compensation Plan. Notwithstanding anything in this Section 4 to the contrary, in the event the vested and unrestricted RSUs are subject to a valid deferral election under the Deferred Compensation Plan for Directors of Midland States Bancorp, Inc. (Effective November 8, 2018) or such other non-qualified deferred compensation plan sponsored by the Company (a “Nonqualified Deferred Compensation Plan”), settlement of the RSUs shall be made at the time and in the form as prescribed under the Nonqualified Deferred Compensation Plan.

Section 5.                                          Withholding. All deliveries of Shares pursuant to the Award shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs and Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any Shares in connection with the Award. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant, (b) through the surrender of Shares that the Participant already owns or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction, or such lesser amount as may be established by the Company.

Section 6.                                          Non-Transferability of Award. The Award, or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. Except as provided in the immediately preceding sentence, the Award shall not be assigned, transferred, pledged, hypothecated or otherwise disposed of by the

Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge, hypothecation or other disposition of the Award contrary to the provisions hereof, or the levy of any attachment or similar process upon the Award, shall be null and void and without effect.

Section 7.                                          Dividend Equivalents. The Participant shall be entitled to receive any cash dividends and property distributions paid with respect to the RSUs (other than dividends or distributions of securities of the Company which may be issued with respect to Shares by virtue of any corporate transaction, to the extent adjustment is made pursuant to Section 3.4 of the Plan) that become payable during the Restricted Period (“Dividend Equivalents”); provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring prior to the Grant Date, or with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited the RSUs. Dividend Equivalents shall be paid at the time of settlement of each of the vested and unrestricted RSUs and shall be subject to the same restrictions applicable to the underlying RSUs. Notwithstanding anything in this Section 7 to the contrary, in the event the RSUs are subject to a valid deferral election under a Nonqualified Deferred Compensation Plan, the Dividend Equivalents shall be paid at the time of the settlement of the underlying RSUs pursuant to the provisions of the Nonqualified Deferred Compensation Plan.

Section 8.                                          No Rights as Shareholder. The Participant shall not have any rights of a Shareholder with respect to the RSUs, including but not limited to, voting rights, prior to the settlement of the RSUs pursuant to Section 4(a) above.

Section 9.                                          Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring all or substantially all of the Company’s assets or business. If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed at the time of the Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require. The Participant’s designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with any procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits that would have been provided to the Participant shall be provided to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the provision of the Designated Beneficiary’s benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.

Section 10.                                   Administration. The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.

Section 11.                                   Plan Governs. Notwithstanding any provision of this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Corporate Secretary of the Company. This Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the

Committee from time to time. Notwithstanding any provision of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company (which shall include any employment agreement pursuant to which the Company is a party) and this Award Agreement, the corporate records of the Company shall control.

Section 12.                                   Not an Employment Contract. Neither the Award nor this Award Agreement shall confer on the Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.

Section 13.                                   Amendment. Without limitation of Section 16 and Section 17 below, this Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.

Section 14.                                   Governing Law. This Award Agreement, the Plan and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 15.                                   Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 16.                                   Section 409A Amendment. The Award is intended to be exempt from Code Section 409A and this Award Agreement shall be administered and interpreted in accordance with such intent. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A; and the Participant hereby acknowledges and consents to such rights of the Committee.

Section 17.                                   Clawback. The Award and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law that is in effect as of the Grant Date. The Participant hereby acknowledges and consents to the Company’s or a Subsidiary’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company or a Subsidiary that may apply to the Participant adopted prior to the date of this Award Agreement and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and agrees that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of the Plan and this Award Agreement, all as of the Grant Date.

MIDLAND STATES BANCORP, INC.

By:

Print Name:

Title:

PARTICIPANT

Print Name: